Exhibit 15.2

WILLIAMS & WEBSTER, P.S.
Certified Public Accountants & Business Consultants
601 West Riverside, Suite 1940
Spokane, Washington 99201-0611
Telephone: (509) 838-5111
Fax:(509) 838-5114

Board of Directors
VMH Videomoviehouse.com Inc.
Vancouver, British Columbia
Canada

LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT
INFORMATION

Re: Registration Statement Number 333-70836 on Form SB-2/A-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 8, 2002, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 ("the Act"), such report is not considered a part of a registration statement prepared or certified by ab accountant or a report prepared by an accountant, within the meaning of sections 7 and 11 of the Act.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

June 18, 2002